Exhibit 99.1

REPROS SHELF REGISTRATIONS OF STOCK ARE EFFECTIVE
Company Updates Status

THE WOODLANDS, Texas – January 11, 2010   Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that the two previously filed shelf registration statements (S-3’s) are now effective. The first S-3, which became effective on January 7, 2010, registers stock that was issued to resolve previous creditor debt. The second S-3 is a universal shelf registration that allows the Company to issue up to $20 million worth of Repros preferred stock, common stock or warrants to acquire securities.

The Company recently submitted to the FDA a new IND for Androxal® for the treatment of Type II diabetes in men experiencing secondary hypogonadism. The potential for this indication was first exhibited in a retrospective analysis of data obtained from men exhibiting elevated fasting glucose levels during a previously conducted study of Androxal in men with low testosterone due to a hypothalamic-pituitary defect commonly known as secondary hypogonadism. Androxal exhibited a positive impact (reduction) of fasting glucose levels while neither testosterone nor placebo had effects to a similar degree. Repros is presently awaiting an FDA response. Additionally the Company has submitted a briefing package to the FDA regarding the impact of Androxal on sperm counts in men undergoing treatment for low testosterone with the goal of developing Androxal for the treatment of secondary hypogonadism in men wishing to preserve fertility during treatment for their hypogonadal state.  The Company expects to interact with the FDA regarding both filings later this month.

The Company is also completing its analysis of the liver toxicity issues associated with Proellex® and anticipates submitting data along with a request for a Type C meeting during February of 2010. The Company believes that a safe and effective oral dose of Proellex can be realized. Preliminary analysis of available data suggests that a 12.5mg dose of Proellex or lower will not impinge on the 95% confidence level of exposures exhibited by the highest dose (50mg), at which there was a significant impact on liver enzymes. Significantly, the 12.5mg dose was statistically different regarding level of exposure than even the 25mg dose. These observations are now undergoing rigorous analyses by a reputable third party technical organization before the information is submitted to the FDA. In previous Phase II studies with a 12.5mg dose of Proellex, both statistically and clinically significant results were achieved when assessing key symptoms of uterine fibroids, and in the case of endometriosis no statistical difference was observed comparing the 12.5 mg dose to a GnRH agonist when viewed from the perspective of pelvic abdominal pain. However, there can be no assurances that the current third party assessment will yield similar results or that the FDA will view the Proellex findings meaningful regarding the lifting of the current clinical hold.

Joseph S. Podolski, President and CEO of Repros noted, “The last quarter of 2009 has been especially difficult for everyone associated with the Company. This has been particularly true for our creditors and shareholders. During the last three months we have reduced expenses, resolved a significant percentage of our debt and continue to make modest progress on our technologies.  The effectiveness of our new universal shelf registration statement provides Repros with several customary vehicles to raise additional working capital in order to allow us to continue to pursue our technical programs in a timely fashion.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Global Market or qualify for moving its listing to the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints;  the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer